Exhibit 5.1

[Letterhead of Dorsey & Whitney LLP]

Otter Tail Corporation

215 South Cascade Street, Box 496

Fergus Falls, Minnesota 56538-0496

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the filing of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission, relating to the registration under the Securities Act of 1933, as amended, of up to 1,500,000 of the Company’s Common Shares, $5.00 par value (the “New Common Shares”), to be offered from time to time by the Company pursuant to its Automatic Dividend Reinvestment and Share Purchase Plan (the “Plan”).

For purposes of this opinion, we have examined such documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the New Common Shares have been duly authorized and, upon issuance, delivery and payment therefor in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinion expressed above is limited to the laws of the State of Minnesota.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our Firm under the caption “Validity of common shares” in the Prospectus comprising a part of the Registration Statement.

Dated: May 11, 2012

Very truly yours,

/s/ Dorsey & Whitney LLP

GLT/SFA